Exhibit 99.1

Cost-U-Less Reports Earnings of 27 cents per share for Fourth Quarter.

72 cents per share for Fiscal Year 2005.

Bellevue, WA, March 2, 2006

Financial Results:

Cost-U-Less, Inc. (the “Company”) (Nasdaq: CULS) today announced results for the fourth fiscal quarter 2005 (Q4 2005), and fiscal year ended January 1, 2006 (FY 2005). For Q4 2005 the Company reported net income of $1,130,000, or $0.27 per fully diluted share outstanding, compared to net income of $960,000, or $0.24 per fully diluted share outstanding, for Q4 2004. For FY 2005, net income increased to an all-time high of $3.0 million, or $0.72 per fully diluted share outstanding, compared to net income of $2.7 million, or $0.69 per fully diluted share outstanding, for FY 2004.

“It is very satisfying to cap off the year with a solid quarter; our quarterly net income breaking the one million dollar mark for the first time in the Company’s history,” said J. Jeffrey Meder, the Company’s President and CEO. “In the face of increasing energy prices that have impacted our freight charges and store utility costs, we have been able to maintain our operating margins with improved merchandising and reduced expenses in other areas.”

The Company’s operating income as a percentage of sales for Q4 2005 and 2004 as well as FY 2005 and 2004 remained unchanged. The energy related cost increases were offset through improved gross margins and reduced G&A expense.

The Company’s financial results for Q4 and FY 2005 benefited from a lower tax rate than for the same periods in the prior year due to the implementation of tax planning strategies that lowered the Company’s tax rate to 35.4% for FY 2005 from 39.8% for FY 2004.

For Q4 and FY 2005 the Company also benefited from an additional week of store business as compared to the same periods in 2004. Approximately every five years the Company adds a 14th week to its fourth fiscal quarter, and a 53rd week to its fiscal year, to align fiscal periods as close as possible to calendar periods.

The benefit of increased sales and profitability from the additional week in Q4 2005 was offset by the impact of the timing of the Company’s annual Anniversary Sale. This promotion occurred in the fiscal third quarter of 2005, whereas it occurred in the fiscal fourth quarter of 2004.

Store expenses increased in Q4 2005 compared to Q4 2004 due largely to an increase in energy related utility costs and an increase in volume related costs associated with operating a fourteenth week in the quarter.

The balance sheet continued to strengthen during FY 2005. The Company generated sufficient cash flow from operations to finance the addition of its new store in St Croix, which was relocated in May 2005.

Same Store Sales:

As previously reported, same store sales (stores open a full 13 months), increased 1.7% for Q4 2005 compared to 11.5% for the corresponding period a year ago. The fourteenth week of Q4 2005 has been excluded from the same store sales calculations in order to provide a normalized comparison against the corresponding fiscal periods in 2004.

Same store sales increases for the following periods were:

Fiscal Fourth	Fiscal Year

Quarter

December 2005	1.7%	4.7%

December 2004	11.5%	13.6%

Same store sales for Q4 2005 were negatively impacted by the timing of the Company’s annual Anniversary Sale. This promotion occurred in the fiscal third quarter of 2005, whereas it occurred in the fiscal fourth quarter of 2004. The timing of this promotion is estimated to have decreased Q4 2005 same store sales and net sales by approximately 1-2 percent.

Total Sales:

Also as previously reported, total sales results (in millions) for the following periods were:

Fiscal Fourth	Fiscal
Quarter	Year

Fiscal 2005 (excluding 6th week December)	$57.3 M	$215.8 M

Fiscal 2005 (including 6th week December)	$60.9 M	$219.4 M

Fiscal 2004	$57.4 M	$209.4 M

Increase / (Decrease) over 2004:

- Excluding 6th week December 2005:	(0.3%)	3.1%

- Including 6th week December 2005:	6.0%	4.8%

Cost-U-Less currently operates eleven stores in the Caribbean and Pacific region: U.S. Virgin Islands (2), Netherlands Antilles (2), Hawaiian Islands (2), California (1), Guam (2), American

Samoa (1), and Republic of Fiji (1). The Company builds its business through delivering high-quality U.S. and local goods, progressive merchandising practices, sophisticated distribution capabilities, and superior customer service, primarily to island markets. Additional information about Cost-U-Less is available at www.costuless.com

Forward Looking Statements

This press release contains statements that are forward-looking. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements, including comparable store sales expectations, trends in or expectations regarding the Company’s revenue growth, and the Company’s growth plans are all based on currently available operating, financial, and competitive information and are subject to various risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated, including that the Company may encounter substantial delays, increased expenses or loss of potential store sites due to the complexities, cultural differences, and local political issues associated with the regulatory and permitting processes in the island markets in which the Company may locate its stores. Prolonged adverse occurrences affecting tourism or air travel, particularly to non-U.S. destinations, including political instability, armed hostilities, terrorism, natural disasters or other activity that involves or affects air travel or the tourism industry generally, could cause actual results to differ materially from historical results or those anticipated. Other risks and uncertainties include the Company’s small store base; the mix of geographic and product revenues; relationships with third parties; litigation; the Company’s ability to maintain existing credit facilities and obtain additional credit; business and economic conditions and growth in various geographic regions; pricing pressures; political and regulatory instability in various geographic regions; and other risks and uncertainties detailed in the Company’s filings with the SEC.

For further information, contact:

Martin Moore

VP-Chief Financial Officer

Email: mmoore@costuless.com

425-945-0213

COST-U-LESS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)

(Unaudited)

	14 Weeks Ended January 1, 2006	13 Weeks Ended December 26, 2004	53 Weeks Ended January 1, 2006	52 Weeks Ended December 26, 2004
Net sales	$60,869	$57,411	$219,414	$209,390
Merchandise costs	49,360	46,765	178,613	170,866
Gross profit	11,509	10,646	40,801	38,524

Operating expenses:
Store	7,778	6,944	28,567	26,408
General and administrative	1,966	2,007	6,828	7,103
Store openings	8	51	335	188
Store closings	—	—	81	—
Total operating expenses	9,752	9,002	35,811	33,699

Operating income	1,757	1,644	4,990	4,825

Other income (expense):
Interest expense, net	(136)	(106)	(367)	(437)
Other	(26)	62	42	80
Income before income taxes	1,595	1,600	4,665	4,468

Income tax provision	465	640	1,650	1,780
Net income	$1,130	$960	$3,015	$2,688

Earnings per common share:
Basic	$0.28	$0.26	$0.77	$0.72
Diluted	$0.27	$0.24	$0.72	$0.69

Weighted average common shares outstanding, basic	3,990,063	3,745,503	3,939,190	3,731,754
Weighted average common shares outstanding, diluted	4,187,944	4,030,486	4,168,611	3,915,808

COST-U-LESS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

(Unaudited)

	January 1, 2006	December 26, 2004
ASSETS
Current assets:
Cash and cash equivalents	$5,304	$6,081
Accounts receivable, net	843	805
Inventories, net	23,027	23,140
Other current assets	1,136	1,053
Total current assets	30,310	31,079

Buildings and equipment, net .	18,550	14,345
Deposits and other assets .	772	778

Total assets ..	$49,632	$46,202

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$15,062	$16,132
Accrued expenses and other liabilities	5,422	5,964
Line of credit	80	—
Current portion of long-term debt	267	267
Current portion of capital lease	226	102
Total current liabilities	21,057	22,465

Other long-term liabilities	1,192	920
Long-term debt, less current portion	2,011	2,277
Capital lease, less current portion	1,329	607
Total liabilities	25,589	26,269

Commitments and contingencies	—	—

Shareholders’ equity	24,043	19,933

Total liabilities and shareholders’ equity	$49,632	$46,202